EXHIBIT 10.1

January ___, 1997

Debentureholders of Fortune Petroleum Corporation
10-1/2% Convertible Subordinated Debentures

Dear Debentureholder:

      Enclosed in this package, you will find a supplement to the prospectus dated December 2, 1996 regarding revisions in the terms under which Fortune offers to exchange your 10-1/2% Convertible Subordinated Debentures for Fortune Common Stock and Common Stock Warrants. For your convenience, we have also included a copy of the December 2, 1996 prospectus and the related information.

      I believe the attached supplement to the prospectus is self-explanatory so please refer to it for the revised terms. To take advantage of this offer, however, you must give this your immediate attention. THE OFFER EXPIRES JANUARY ___ , 1997 and requires that 80% of all outstanding Debentures be exchanged.

      If you have any questions please call the either of the Co-Conversion
Agents: Mr. Brent Berry at 800- 466-8658 or Ms. Cynthia Keefover at 818-955-6444. I want to thank you in advance for seriously considering our offer. We look forward to your prompt response to our offer.

 Very truly yours,

Tyrone J. Fairbanks
President and Chief Executive Officer

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